Supplement to Private Placement Memorandum dated May 4, 2006	Confidential

LONG BEACH MORTGAGE LOAN TRUST 2006‑4
ASSET-BACKED CERTIFICATES, SERIES 2006‑4

LONG BEACH SECURITIES CORP.
Depositor

LONG BEACH MORTGAGE COMPANY
Sponsor, Seller and Master Servicer

$19,227,000 Class B Certificates

1.  The second sentence of the first paragraph of the section entitled "Payments on the Privately Offered Certificates" under the heading “Summary of Terms” on page 2 of the Private Placement Memorandum is amended and replaced as follows:

                The margin for the Class B Certificates for each distribution date through and including the Optional Termination Date will equal 2.500% and for each distribution date following the Optional Termination Date will equal 3.750%.

2.    The definition of “Certificate Margin” in Article I of Exhibit A to the Private Placement Memorandum is amended and replaced as follows:

                “Certificate Margin”:  With respect to the Class I-A Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.150% per annum and (B) after the Optional Termination Date, 0.300% per annum.  With respect to the Class II-A1 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.050% per annum and (B) after the Optional Termination Date, 0.100% per annum.  With respect to the Class II-A2 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.100% per annum and (B) after the Optional Termination Date, 0.200% per annum.  With respect to the Class II-A3 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.160% per annum and (B) after the Optional Termination Date, 0.320% per annum.  With respect to the Class II-A4 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.260% per annum and (B) after the Optional Termination Date, 0.520% per annum.  With respect to the Class M‑1 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.300% per annum and (B) after the Optional Termination Date, 0.450% per annum.  With respect to the Class M‑2 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.320% per annum and (B) after the Optional Termination Date, 0.480% per annum.  With respect to the Class M-3 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.330% per annum and (B) after the Optional Termination Date, 0.495 % per annum.  With respect to the Class M‑4 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.390% per annum and (B) after the Optional Termination Date, 0.585% per annum.  With respect to the Class M‑5 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.440% per annum and (B) after the Optional Termination Date, 0.660% per annum.  With respect to the Class M‑6 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 0.510% per annum and (B) after the Optional Termination Date, 0.765% per annum.  With respect to the Class M‑7 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 1.000% per annum and (B) after the Optional Termination Date, 1.500% per annum.  With respect to the Class M-8 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 1.150% per annum and (B) after the Optional Termination Date, 1.725% per annum.  With respect to the Class M‑9 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 2.050% per annum and (B) after the Optional Termination Date, 3.075% per annum.  With respect to the Class M-10 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 2.500% per annum and (B) after the Optional Termination Date, 3.750% per annum.  With respect to the Class M-11 Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 2.500% per annum and (B) after the Optional Termination Date, 3.750%.  With respect to the Class B Certificates on each Distribution Date (A) on or prior to the Optional Termination Date, 2.500% per annum and (B) after the Optional Termination Date, 3.750% per annum.

3.  The first paragraph of the section entitled "Interest Payments" under the heading “Summary” on page S-5 of Exhibit B to the Private Placement Memorandum is amended and replaced as follows:

                        The pass-through rates for the offered certificates and the Class B Certificates will be calculated at the per annum rate of one-month LIBOR plus the related margin as specified below, subject to the limitations described in this prospectus supplement.

	Margin
Class	(1)	(2)
I-A	0.150%	0.300%
II-A1	0.050%	0.100%
II-A2	0.100%	0.200%
II-A3	0.160%	0.320%
II-A4	0.260%	0.520%
M-1	0.300%	0.450%
M-2	0.320%	0.480%
M-3	0.330%	0.495%
M-4	0.390%	0.585%
M-5	0.440%	0.660%
M-6	0.510%	0.765%
M-7	1.000%	1.500%
M-8	1.150%	1.725%
M-9	2.050%	3.075%
M-10	2.500%	3.750%
M-11	2.500%	3.750%
B	2.500%	3.750%

    _____

(1)       For each distribution date up to and including the Optional Termination Date.

(2)     For each distribution date after the Optional Termination Date.

4.  The definition of “Certificate Margin” in the section entitled "Pass-Through Rates" under the heading “Description of the Certificates” on page S-100 of Exhibit B to the Private Placement Memorandum is amended and replaced as follows:

                            The “Certificate Margin” with respect to each class of the offered certificates and the Class B Certificates will be as specified below.

Margin	Margin

Class	(1)	(2)	Class	(1)	(2)
I‑A	0.150%	0.300%	M‑5	0.440%	0.660%
II‑A1	0.050%	0.100%	M‑6	0.510%	0.765%
II‑A2	0.100%	0.200%	M‑7	1.000%	1.500%
II‑A3	0.160%	0.320%	M‑8	1.150%	1.725%
II‑A4	0.260%	0.520%	M‑9	2.050%	3.075%
M-1	0.300%	0.450%	M‑10	2.500%	3.750%
M‑2	0.320%	0.480%	M‑11	2.500%	3.750%
M‑3	0.330%	0.495%	B	2.500%	3.750%
M‑4	0.390%	0.585%

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(1)     On each distribution date through and including the Optional Termination Date.

(2)     On each distribution date after the Optional Termination Date.

The date of this supplement is May 8, 2006.